Exhibit 10.41

Execution Copy

E-TRX LIMITED

AND

HOGG ROBINSON PLC

AMENDED AND RESTATED SERVICE BUREAU

SOFTWARE SERVICES AGREEMENT

THIS AMENDED AND RESTATED SERVICE BUREAU SOFTWARE SERVICES AGREEMENT (this “Agreement”) is made effective as of January 1st 2004 between

(1)	e-TRX Limited company number 3841799 with its registered offices at Sutherland House, Russell Way, Crawley, West Sussex, RH10 1UH (“ETRX”); and

(2)	Hogg Robinson plc company number 2107443 of Abbey House, 282 Farnborough Road, Farnborough, Hampshire, GU14 7NJ (“HR”).

WHEREAS

(A)	HR Group wishes to offer a quality control and other travel booking related services to its own network and to certain customers;

(B)	ETRX provides certain technical services to the travel industry;

(C)	HR and ETRX wish to amend and restate (but not terminate) the agreement between them (originally entered into on February 18th 2000) for the provision by ETRX to HR of certain Services (as defined below), on the terms and conditions set out herein.

(D)	HR wishes ETRX’s parent company, TRX Inc (“TRX”) to, and TRX agrees to, unconditionally guarantee the performance by ETRX of it obligations hereunder.

1.	DEFINITIONS

In this Agreement:

1.1	Charges means the charges payable by HR to ETRX in respect of the Services, as set out in Schedule 2;

1.2	Customer means an undertaking to whom a party, on any date, is supplying travel management services;

1.3	Dispute Resolution Procedure means the procedure set out in Clause 14;

1.4	Effective Date means 1st January 2004;

1.5	Global Distribution System (or “GDS”) means the Apollo, Abacus, Sabre, Amadeus, Worldspan and the International version of Galileo computer systems or networks (as any or all of the same are amended and updated from time to time during the Term) used to check and make reservations of a travel related nature and such other global distribution systems as may be agreed from time to time;

1.6	Group means, in relation to a company, that company and each Subsidiary from time to time during the Term;

1.7

HR Group means HR and: (a) its Subsidiaries from time to time; and (b) the travel franchisees of any such Group members from time to time enrolled in the travel franchise program of such Group as it materially exists today; and (c) B.E.S.T (re.Borussia Dortmund), W.E.L.T (re. Wacker Chemie) and Bavaria (re. BMW), all being joint ventures in Germany in which HR indirectly owns less than 50%; and Liga (re. German Bundesliga) being a further joint venture in Germany in which HR indirectly owns less than 50%, if its inclusion is approved by ETRX, which approval will not be unreasonably withheld or delayed;

1.8	Intellectual Property Rights means any intellectual property rights anywhere in the world whether registrable or not and whether now known or arising hereafter, including patent, trade marks, service marks, trade names, business names, designs, copyright, database rights and related rights, topography rights, know-how as well as applications for and the right to take action in respect of such rights;

1.9	JOC means the joint oversight committee to be established in accordance with Clause 13;

1.10	Modifications means any changes, additions, improvements or derivative works and new versions of or to any of the Software from time to time (whether invented or created by any TRX Group member(s) or HR, either alone or jointly with each other or third parties) including those which provide additional features and/or functionality, expanding the capabilities of any or all of the Software in existing functional areas, or affect existing functionality, and shall include all modifications and adaptations (including changes to the Service branding and look and feel) implemented for HR Group Customers from time to time;

1.11	New Products shall mean all new products, programs, services and software (other than the Software and Modifications) brought or intended to be brought to market by ETRX or any TRX Group company during the Term;

1.12	Service Bureau(x) means the computer facilities (whether located at UK offices of ETRX, in the USA or otherwise) from which ETRX will provide the Services and data information to HR, provided always that any change in the location of any such facilities when compared to those used in relation to the Services as at the Effective Date will be subject to the prior written approval of HR only if such new location shall cause any member(s) of the HR Group or any of their respective Customers to be in breach of applicable data privacy laws, which approval will not be unreasonably withheld or delayed; and provided further that ETRX shall continue to comply with Clause 5.1 (b) and the SLAs pursuant to the terms of this Agreement;

1.13	Services means the application of the Software by or on behalf of ETRX to provide quality assurance tests and other automated optimisation processes for travel reservations;

1.14	Shareholders Agreement means the Shareholders Agreement entered into between Hogg Robinson Holdings BV (a subsidiary of HR), BCD Technology S.A. and TRX dated November 5,1999, as amended;

1.15	Software means the software programs identified in Schedule 1 (as that Schedule may be amended from time to time in accordance with its terms and/or by written agreement between the parties) and all associated Software releases, Modifications and new versions of those programs (whether carrying the same or a different name) arising during the Term;

1.16	Subsidiary means in relation to an undertaking (the holding undertaking), any other undertaking in which the holding undertaking directly or indirectly holds or controls either:

1.16.1	a majority of the Voting Rights; or

1.16.2	the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of that undertaking, and any undertaking which is a direct or indirect Subsidiary of another undertaking shall also be a Subsidiary of that undertaking’s holding undertaking. For the avoidance of doubt, “undertaking” shall include a body corporate, unincorporated association, joint venture or partnership; or

1.16.3	fifty percent of the Voting Rights together with management and/or board control (whether by contract or otherwise);

1.17	Term means the term of this Agreement, as set out in Clause 8 as that term may be extended or terminated in accordance with the provisions hereof;

1.18	Transaction means a non-voided ticketed transaction;

1.19	Value Added Tax means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar fiscal nature whether imposed in the United Kingdom (instead of or in addition to value added tax) or elsewhere;

1.20	Voting Rights means voting rights exercisable at general meetings of the members (or the equivalent in the relevant jurisdiction) of the relevant company;

1.21	In this Agreement, a reference to:

1.21.1	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before/whether before or after the date of this Agreement and any subordinate legislation made or other thing done under the statutory provisions before/whether before or after the date of this Agreement;

1.21.2	a document is a reference to that document as modified from time to time;

1.21.3	a person includes a reference to a government, state, state agency, corporation, body corporate, association or partnership;

1.21.4	a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.21.5	the singular includes the plural and vice versa unless the context otherwise requires;

1.21.6	a clause or schedule, unless the context otherwise requires, is a reference to a clause of a schedule to this Agreement; and

1.21.7	“includes”, “including” and similar terms, means “includes but is not limited to”.

1.22	The headings in this Agreement do not affect its interpretation.

2.	SCOPE OF SERVICES

2.1	ETRX shall provide the Services to HR during the Term subject to the terms and conditions of this Agreement. HR may use and allow the use of the Services to provide services to HR Group end-user corporate clients and for use by all travel agencies and travel fulfilment bureaux within the HR Group. In addition, the rights conferred on HR under this Agreement to use and allow use of the Services expressly exclude the right of HR or the HR Group to use or allow use of the Services to provide Service Bureau services to any travel agencies not within the HR Group. HR shall ensure that all members of the HR Group comply with all relevant restrictions and obligations of HR under this Agreement. ETRX shall be entitled to enforce all rights granted to ETRX under this Agreement against members of the HR Group who utilize the Services. Notwithstanding the foregoing, HR shall remain fully responsible and liable for any and all acts and/or omissions of such members of the HR Group, and ETRX shall not be required to seek recourse against any such party in lieu of or prior to seeking recourse against HR.

2.2	The Software required to provide the Services will run and reside at the Service Bureau(x). The Software will be run by or on behalf of ETRX in consultation with HR to meet HR’s specific needs and requests, (to be mutually determined and outlined by the JOC), in the provision of Services hereunder. ETRX shall provide and procure the provision of information and reports to HR on the performance of the Services, as reasonably required by HR from time to time.

2.3	At the request of HR, the Service Bureau(x) will process transactions from HR Group locations and corporate clients everywhere in the world.

2.4	The Software and the Services generally will include timely adaptations for efficient use with each GDS.

2.5	From time to time, HR may request New Products and/or Modifications to the Software and the Services generally. ETRX agrees to negotiate in good faith with HR towards the development of such Modifications and, subject to the outcome of such negotiations, HR agrees to pay for such requested Modification(s) and/or New Products on the terms set out in the Amended and Restated Software Development Agreement of even date between the parties hereto (the “Development Agreement”).

For the avoidance of doubt, ETRX shall be responsible (at its own expense) for making (and making available to HR via the Service Bureau) all Modifications and other changes which are required to ensure that the Software and the Services generally comply with applicable laws, regulations, generic (as opposed to HR-specific) GDS requirements and generic industry requirements.

2.6	All Modifications and all New Products created during the Term (other than pursuant to Clause 2.5) shall be made available to HR as follows:

2.6.1	*

2.6.2	*

2.6.3	in the event HR elects not to have such offered Modifications included within the Service, ETRX confirms that the part(s) of the Software/Service which the said Modification(s) would have replaced/altered, and the Software and Service generally will continue to be provided to HR hereunder for the remainder of the Term to at least the same levels of functionality and otherwise as if the said Modification(s) had not arisen. Without prejudice to the generality of the foregoing, the provisions of the second paragraph of Clause 2.5 will continue to apply notwithstanding HR’s rejection of any Modification(s). All accepted Modifications shall be loaded on ETRX’s server as part of the Service Bureau(x); and

2.6.4	for the avoidance of doubt, HR shall be under no obligation to take, use or test any offered New Product(s), but any New Products which HR does elect to take and use shall be deemed to form part of the Software for all purposes under this Agreement, and Schedules 1 and 2 shall be deemed to have been amended and expanded accordingly from the date of its first live use by HR; provided, however, that the parties agree that any SLAs related to such New Product shall be agreed upon in writing by the parties at the time of or prior to HR’s acceptance.

2.7	ETRX shall ensure the timely provision of the resources necessary to adequately perform under this Agreement. Once the JOC sets or the parties otherwise agree a start date for any project or other matter to be undertaken under this Agreement, such start date cannot be changed by ETRX except by written agreement between the parties. In setting such priorities and start dates the JOC or the parties (as the case may be) shall take into consideration other business issues facing ETRX and HR and other commitments of ETRX and HR.

2.8

The JOC will periodically discuss and review HR’s competitive environment which shall include a review of HR’s competitors’ technology, cost or pricing structure and service offerings, to the extent such information is known (and to the extent that disclosure of such information is not restricted by a third party). If the JOC determines that ETRX has ceased to be competitive in terms of the technology associated with the Services, the

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Charges or the quality of the Services then, the parties shall jointly determine, in good faith, if a change in technology, cost or services should be made.

2.9	ETRX will provide and procure the provision of the Services in accordance with the provisions of the service level agreement set out in Schedule 3 (the “SLA”). HR will give ETRX as much prior warning as is reasonably practicable (having regard to issues of confidentiality where relevant) of any material changes in its Group and its use of the Services. In the event of such material change, ETRX shall have a commercially reasonable time to adjust the Services to accommodate such change. During such time, TRX shall not be responsible for meeting the SLAs and shall not be in breach of this Agreement for failing to do so.

2.10	Subject to Clauses 12.1.1, 12.1.2 and 12.1.5, HR and the HR Group covenant and agree that during the Term it shall continue to process annually a number of CoRRe/CORREX/EnCoRRe Transactions processed through the Service Bureau that is equal to or greater than the number of such Transactions processed through the Service Bureau during the * ; provided, however that HR shall be excused from meeting or exceeding such number to the extent that such reduction in Transactions is directly related to: (i) the loss of a Customer that is not replaced by one or more other Customers of equal or more volume; and/or (ii) material downturns in the economy generally and/or the travel industry specifically as they exist from time to time; and/or (iii) failures in and/or unavailability of the Service Bureau or the Services generally; or (iv) failure by ETRX to migrate the Service Bureau(x) from CoRRe to CORREX/EnCoRRe during the Term. In the event HR deems, from time to time, that an event(s) outlined in subclauses (i), (ii), (iii) and/or or (iv) exists, HR shall provide ETRX written notice of such determination.

If at the end of the initial two (2) year Term and annually thereafter (unless otherwise agreed in writing), HR has failed to achieve the Target Volume in each year (calculated from the Effective Date and anniversaries thereof and adjusted equitably as mutually agreed to account for the events outlined in (i) to (iv) above, if applicable) then HR shall repay to ETRX (as ETRX’s exclusive remedy in respect of such failure) a sum calculated by taking the     *    . In the event that the parties can not agree upon an equitable adjustment to the calculation within thirty (30) days from the beginning of such negotiations, such dispute shall be resolved in accordance with the Dispute Resolution Procedures.

For the avoidance of doubt, no Transaction volume targets will apply in respect of any run-off period pursuant to Clause 8.4.

2.11	ETRX confirms that it will continue to operate ResAssist in the Service Bureau(x) across all markets in accordance with (inter alia) Clause 2.5 until ResX can be run on the Service Bureau(x) in all markets with at least the same level of functionality as ResAssist.

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3.	ETRX’S PROPRIETARY RIGHTS; HR RESTRICTIONS

3.1	HR acknowledges that, save as provided for to the contrary in the Development Agreement, the Software, Services, New Products, all related documentation, information and other material of any sort which is provided by or on behalf of ETRX and all Intellectual Property Rights in same, whether existing now or in future, are the sole and exclusive property of ETRX and/or its licensors and embody valuable confidential and proprietary information of ETRX and/or its licensors, the development of which required the expenditure of considerable time and money by ETRX and/or its licensors, and are protected by copyright law, trade secret law, international treaty and other intellectual property or other laws. HR shall treat such information so received in confidence and shall not use, copy, disclose, reverse engineer, disassemble or decompile nor permit any of its personnel, agents or sub-contractors to use, copy, disclose, reverse engineer, disassemble or decompile the same, for any purpose that is not specifically authorised under this Agreement or the Development Agreement.

3.2	By virtue of this Agreement, HR acquires only the non-exclusive right as described above to use and receive, and to allow the HR Group and end-user corporate clients to use and receive, the Services and does not acquire any licence thereto or any rights of ownership in such materials, except as may be set forth in the Development Agreement or a separate written agreement. HR shall not use the Services to establish its own Service Bureau during the Term without the prior written consent of ETRX. Nothing in this sub-clause shall affect HR’s entitlement to use and allow use of the Services for the provision of services to its corporate Customers under Clauses 2.1 and 2.3.

3.3	Save as provided for in the Development Agreement, ETRX, and/or its licensors, at all times retain all right, title and interest in the Software, related documentation, and any derivatives thereof. Save as expressly set out herein and/or the Development Agreement, no right or license is granted hereunder by implication, estoppel or otherwise.

3.4	HR agrees not to remove, alter or conceal any product identification, copyright notices, or other notices or proprietary restrictions from the monthly data information reports or the Services provided to HR by ETRX and to reproduce any and all such notices on any copies of such materials.

3.5	ETRX acknowledges that, as between HR and ETRX, HR is and shall continue to be the owner of all HR Group and HR Customer branding, HR Customer employee data (“Customer Data”) and other HR, HR Group and HR Customer generated or provided information and other material of any sort which is provided by or on behalf of HR, HR Group and/or HR Customers to/used by or on behalf of ETRX in or in relation to the Services (collectively, “HR Property”). By virtue of this Agreement, ETRX acquires only a non-exclusive right to use and receive HR Property in and in relation to the Services and does not acquire any licence thereto or any rights of ownership in such materials, except as may be set forth in a separate written agreement.

3.6

ETRX will: (a) use Customer Data only as is strictly necessary to provide the Services; and (b) comply with HR’s reasonable instructions from time to time in relation to its holding and handling of Customer Data; and (c) maintain safeguards against the destruction, loss or alteration of Customer Data which are no less rigorous than those required of a data processor under the Data Protection Act 1998 (the “Act”); and (d)

comply and procure the compliance with the relevant requirements and provisions of the Act and any other laws and regulations applicable to the provision of the Services.

3.7	In addition, ETRX acknowledges that Customers sometimes request information and comfort concerning the handling and security of their Customer Data, and ETRX agrees to co-operate reasonably from time to time with HR in relation to any such requests where such co-operation would not involve material expense on the part of ETRX. In all other cases the parties will endeavour (acting reasonably and in good faith) to agree an appropriate fee for ETRX’s services.

3.8	Both parties recognise and acknowledge that any use or disclosure of the other’s proprietary materials in breach of this Agreement may cause the owner irreparable damage for which other remedies may be inadequate, and each party hereby acknowledges as proper any request to a court of competent jurisdiction by the other party for injunctive or other equitable relief seeking to restrain such use or disclosure.

3.9	HR assumes full responsibility for the quality, accuracy and completeness of the data transmitted or provided by HR, HR Group or HR Customers to the Service Bureau, whether by means of the Software or otherwise, including any inaccurate results obtained as a result of such data where supplied corrupted, inaccurate or incomplete provided always that, except to the extent directly arising from, related to, or in connection with a Force Majeure Event (as defined in Clause 7) and/or errors or omissions on the part of HR, HR Group and/or HR Customer(s), this Clause shall not in any way serve to limit or exclude ETRX’s responsibility for any low quality, inaccuracy or incompleteness of such data where and to the extent that such low quality, inaccuracy or incompleteness has arisen as a direct result of acts, errors or omissions on the part of ETRX or any of its service-providers/sub-contractors.

3.10	Indemnity.

3.10.1	ETRX shall indemnify HR and the HR Group members from and against any and all costs (including reasonable legal fees), expenses, claims, damages, losses, actions and judgements which any or all of them suffer as a direct result of any third party claim that the use of the Service Bureau(x)/Services in the normal course infringes the Intellectual Property Rights of any third party.

3.10.2	Clause 6.2 shall not apply to indemnity under this Clause 3.10.

3.10.3	Indemnification under this Clause 3.10 is contingent on ETRX being notified promptly of such action, claim, suit or proceeding in writing and being given authority, control and full and proper information and assistance (at ETRX’s cost) in the defence and settlement of such action, claim, suit or proceeding.

3.10.4

If ETRX’s products, Software, Services, content, data or other materials provided under this Agreement become, or in ETRX’s reasonable good faith opinion are likely to become the subject of such a claim of infringement, ETRX may at its option and expense: (1) within a commercially reasonable period of time secure for HR the right to continue using the allegedly infringing items; (2) within a commercially reasonable period of time replace or modify the allegedly infringing items to make them non-infringing; (3) litigate with the alleged infringer; and/or (4) terminate this Agreement with respect to the infringing item only, without prejudice to any rights HR may have under Clause 3.10.1 or otherwise under this Agreement (other than Clause 9.2.1) in respect of the said infringement or said termination. In the event of termination pursuant to subclause 3.10.4(4), HR has the right to terminate this Agreement (without prejudice to any rights HR may have under Clause 3.10.1 or otherwise under this Agreement (other than Clause 9.2.1) in respect of the said infringement or said termination) upon written notice to ETRX in the event HR determines that such termination by ETRX has a material adverse affect on the Services.

3.10.5	Notwithstanding the foregoing, ETRX has no obligation to HR under this indemnity in connection with any claim or allegation to the extent resulting directly from: (i) the negligent use of the Software, Services, New Products, content or data provided hereunder by or on behalf of ETRX; or (ii) the use of ETRX’s Software, Services, New Products, content, or data provided hereunder by or on behalf of ETRX other than in accordance with this Agreement and the documentation, manuals or other written instructions or specifications provided by or on behalf of ETRX hereunder; or (iii) modifications or alterations to any of the Software, Services, New Products, content or data provided by or on behalf of ETRX which are made other than by ETRX or its subcontractors; or (iv) HR’s, HR Group’s, HR Customer’s or HR Group’s Customer’s failure to use corrections or enhancements made available by or on behalf of ETRX; or (v) HR’s, HR Group’s, HR Customer’s or HR Group’s Customer’s use of the Software, Services, New Products, content or data provided by or on behalf of ETRX in combination with any product or information not owned or developed or provided by ETRX or any third party (other than HR) on behalf of ETRX; or (vi) HR’s, HR Group’s, HR Customer’s or HR Group’s Customer’s distribution, marketing or use for the benefit of third parties (other than by using in the normal course marketing material(s) provided by or on behalf of ETRX and/or otherwise as specifically allowed under this Agreement) of the Software, Services, New Products, content or data provided hereunder by on or behalf of ETRX; or (vii) information, data, hardware, software or other materials provided hereunder by HR, HR Group, HR Customer, HR Group’s Customer or any third party (other than by or on behalf of any TRX Group member(s)) on behalf of HR, HR Group, HR Customer or HR Group’s Customer; or (viii) Custom Software (as defined in the Development Agreement) developed by HR or a third party (other than ETRX) on behalf of HR under the Development Agreement.

4.	PRICING AND PAYMENT

4.1	The Charges are set forth on Schedule 2 attached hereto. Subject to Clause 4.8, HR shall make all payments of Charges in sterling * (the “Due Date”) according to the payment schedule set forth on Schedule 2 and regardless of whether HR collects any fees from its customers. ETRX shall be entitled to charge interest on all undisputed amounts not paid on the Due Date at the rate of 2% above Barclays Bank plc base rate, from time to time in force. ETRX has the right to suspend performance of the Services on 15 days’ written notice if payment of any undisputed Charge remains outstanding for more than 30 days following the Due Date.

4.2	The Charges do not include any charge for Value Added Tax and HR is solely responsible for paying any and all Value Added Tax arising in connection with the Services rendered to HR under this Agreement.

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4.3	Both parties agree to take all reasonable steps to minimize taxes, which might be assessed on either party based on the parties’ performance hereunder.

4.4	*

4.5	ETRX will maintain and procure the maintenance of complete and accurate books and records (using, amongst other things, generally accepted accounting principles consistently applied) of all Services supplied, all Transactions and all Charges and other sums claimed hereunder (“Books and Records”), and will retain the Books and Records for 6 years after the expiry or termination of this Agreement.

4.6	To review compliance with Clauses 4.4 and 4.5 and the accuracy of ETRX’s invoices HR may designate independent auditors who, at HR’s expense will be permitted to examine (as the context requires) ETRX’s charges to other customers and/or the Books and Records provided, however, that such auditor must sign a reasonable non-disclosure agreement with ETRX prior to commencing any examination. ETRX shall afford reasonable access to the auditor to its books and records, for the purpose of carrying out such an inspection.

4.7	The cost of such audit shall be at HR’s expense; provided, however, that ETRX will bear the cost of the audit if the audit reveals any overpayment which, in the aggregate, is greater than three percent (3%) of the amount which was actually due for the period being audited.

4.8

As regards Clause 4.4, HR’s auditor will be permitted to report to HR only the fact that ETRX is or is not in compliance with it, and will not be permitted to disclose any specific information to HR regarding ETRX’s customers. If the auditor reports that ETRX is not in compliance with Clause 4.4, the auditor will report to ETRX the changes which need to be made to the charges and other terms of supply of the Services/New Products in order for ETRX to be in compliance with Clause 4.4. In the event ETRX agrees with the auditor’s findings, ETRX shall implement such changes within a reasonable period and upon request from HR, and the auditor shall certify to HR that ETRX is in compliance with this provision, once the changes have been made. In the event ETRX reasonably

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and in good faith disagrees with the auditor’s findings, the parties shall attempt to resolve such dispute in accordance with the Dispute Resolution Procedure.

If any portion of an ETRX invoice is subject to a bona fide dispute between HR and ETRX the following provisions shall apply:

4.9	HR will notify ETRX within ten business days after the date of receipt of the invoice(s) in question and will describe in reasonable detail HR’s reasons for disputing each item; and

4.9.1	within ten business days after ETRX’s receipt of such notice from HR the parties will negotiate in good faith via the Dispute Resolution Procedure to reach settlement on any items that are the subject of the dispute; and

4.9.2	notwithstanding a dispute, HR will pay or cause the payment of the undisputed part(s) of any invoice within the timescales set out in Clause 4.1 as if there had been no dispute and may withhold the disputed portion as provided for in Clause 4.9; and

4.9.3	HR will pay or procure the payment of the disputed amount within 10 days of the dispute being settled (to the extent that it is settled) and the due amount agreed. If reasonably requested by HR, ETRX will reissue invoices in respect of any altered payments.

4.10	In the event that any payments hereunder become due and payable by one party (the “Owing Party”) at a time when there is a bona fide claim (ie a disputed or overdue payment as opposed to a sum owing in the normal course) against the other party (the “Owed Party”) by the Owing Party, the Owing Party shall be entitled to pay any such sum into a joint interest-bearing deposit account in the joint names of Owing Party’s solicitors and the Owed Party’s solicitors (the “Escrow Account”) pending resolution of such claim in accordance with the Dispute Resolution Procedure. Upon resolution of such claim the Owed Party shall be entitled to payment from the Escrow Account of an amount which does not exceed the amount due to it from the Owing Party in relation to the resolved claim, with the balance standing to the credit of the Escrow Account being payable to the Owing Party. Interest accrued in the Escrow Account shall be apportioned pro rata between the payments made out of the Escrow Account as referred to above.

5.	LIMITED WARRANTY

5.1	ETRX represents and warrants that: (a) it will provide the Services (including support and related services under the SLA) with reasonable skill and care, in a timely, workmanlike fashion and in accordance with industry standards; and (b) the functionality and responsiveness of the Services and the Software as at the Effective Date (assuming that to be a normal day of operation) will not thereafter be reduced by ETRX or any members) of its Group without HR’s prior written consent.

5.2

Provided that ETRX and any other members of the TRX Group involved in the provision of Services hereunder has in place disaster recovery and business continuity plans and procedures commensurate with the size and nature of its operations (“DR Measures”), ETRX will not be liable to HR or the HR Group for any claim or effect, failure to meet the SLAs, or failure to have appropriate DR Measures directly arising from, related to, or in connection with: (i) any cause beyond the control of ETRX, including any Force Majeure Event as defined under Clause 7; or (ii) any failure of any hardware or software provided by HR or a third party on behalf of HR hereunder; or (iii) any failure of HR or the HR Group to provide any hardware or software it is required to provide hereunder or pursuant to a separate agreement; or (iv) failure, error or inaccuracy of any Custom Software developed by a third party other than any TRX Group member(s) pursuant to the terms of the Development Agreement or any other third party software provided by or on behalf of HR hereunder.

5.3	EXCEPT AS EXPRESSLY PROVIDED IN THIS CLAUSE, NO EXPRESS OR IMPLIED WARRANTY IS MADE BY EITHER PARTY WITH RESPECT TO ANY SERVICE, PRODUCT, SOFTWARE RELEASE, DATA COMPILATION OR ANY OTHER MATTER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE. ETRX DOES NOT WARRANT THAT THE SOFTWARE OR SERVICES WILL BE ERROR FREE OR THAT ALL ERRORS IN THE SOFTWARE CAN OR WILL BE CORRECTED OR THAT THE FUNCTIONALITY OF THE SOFTWARE WILL MEET HR’S REQUIREMENTS.

6.	LIMITATION OF LIABILITY

6.1	NEITHER HR, ETRX NOR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, WILL BE LIABLE TO THE OTHER FOR ANY CLAIMS FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE SERVICES PROVIDED BY THIS AGREEMENT OR A BREACH OF THE AGREEMENT EVEN IF THAT DAMAGE WAS REASONABLY FORESEEABLE OR EITHER PARTY WAS AWARE OF THE POSSIBILITY OF THAT LOSS OR DAMAGE ARISING, WHETHER SUCH DAMAGES OR CLAIMS ARE BASED ON BREACH OF WARRANTY OR CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

6.2	SUBJECT TO CLAUSE 11.6, IN NO EVENT WILL EITHER PARTY’S LIABILITY FOR ANY DAMAGES OR INJURIES TO THE OTHER PARTY HEREUNDER EVER EXCEED THE TOTAL CHARGES PAID BY HR FOR THE SERVICES PROVIDED HEREUNDER FROM FEBRUARY 18, 2000 TO THE DATE THAT IMMEDIATELY PRECEDES THE DATE OF THE ACT OR OMISSION THAT GAVE RISE TO THE CLAIM, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCT LIABILITY OR OTHERWISE.

6.3	Nothing in this Agreement shall operate to limit or exclude the liability of either party in respect of death or personal injury arising as a result of the negligence of that party.

7.	FORCE MAJEURE

7.1	If a party (the “Affected Party”) is prevented, hindered or delayed from or in performing any of its obligations (other than the payment of monies) under this Agreement by a Force Majeure Event:

7.1.1	the Affected Party’s obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that it is prevented, hindered or delayed;

7.1.2	as soon as reasonably possible after the start of the Force Majeure the Affected Party shall notify the other party in writing of the Force Majeure Event, the date on which the Force Majeure Event started and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement;

7.1.3	the Affected Party shall make all reasonable efforts to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement; and

7.1.4	as soon as reasonably possible after the end of the Force Majeure Event the Affected Party shall notify the other party in writing that the Force Majeure Event has ended and resume performance of its obligations under this Agreement.

7.2	If the Force Majeure Event continues for more than three months starting on the day the Force Majeure Event starts, the unaffected party may terminate this Agreement by giving not less than 30 days’ written notice to the party affected by the Force Majeure Event.

7.3	In Clause 7, “Force Majeure Event” means an event beyond the reasonable control of the Affected Party including, without limitation, act of God, war, riot, civil commotion, malicious damage, compliance with a law or governmental order, rule, regulation or direction, accident or breakdown of plant or machinery not due to the negligence of the Affected Party, fire, flood and storm provided that ETRX may not claim as a Force Majeure Event any event which was, or should reasonably have been, prevented or limited by its DR Measures, to the extent that it was or should reasonably have been so prevented or limited.

8.	TERM

8.1	Subject to Clauses 7.2, 8.3 and 9, the initial term of this Agreement shall be two years from the Effective Date.

8.2	With effect from no later than 1st January 2005, the parties shall commence good faith negotiations with a view to agreeing, by no later than 30th June 2005, an extension to the term of this Agreement beyond December 31st 2005. * .

8.3	If no extension has been agreed by 30th June 2005 then, unless the parties mutually agree otherwise in writing, the parties will promptly commence the production of a Transition Plan pursuant to Clause 9.7 and ETRX agrees that HR may require that the Services continue to be provided as part of the Transition Plan up to 31st March 2006.

8.4

ETRX confirms that, in order to enable HR to achieve a smooth transition off the Services, HR may require as part of the Transition Plan the right to begin staged transitioning off the Services prior to 31st December 2005. HR will act reasonably and in

* CONFIDENTIAL TREATMENT REQUESTED

good faith in this regard, and ETRX confirms that in respect of any such transitioning, HR shall not be in breach of Clause 12.

9.	TERMINATION

9.1	A party (the “Initiating Party”) may terminate this Agreement with immediate effect by written notice to the other party (the “Breaching Party”) on or at any time after the occurrence of an event specified in Clause 9.2 in relation to the Breaching Party.

9.2	The events are:

9.2.1	the Breaching Party being in material breach of an obligation under this Agreement (other than breaches of the SLA, which breaches are provided for in Clause 9.2.6) and, if the breach is capable of remedy, failing to remedy the breach within 30 days starting on the day after receipt of written notice from the Initiating Party giving details of the breach and requiring the Breaching Party to remedy the breach;

9.2.2	the Breaching Party passing a resolution for its winding up or a court of competent jurisdiction making an order for the Breaching Party’s winding up or dissolution;

9.2.3	the making of an administration order in relation to the Breaching Party or the appointment of a receiver over, or an encumbrancer taking possession of or selling, an asset of the Breaching Party;

9.2.4	the Breaching Party making an arrangement or composition with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally;

9.2.5	HR may terminate this agreement with immediate effect by written notice to ETRX within 60 days following: (a) a change of control of ETRX (whether such control is exercised as sole or joint control, with a third party); or (b) if BCD Technology S.A. or another company owned or under the control of BCD Technology S.A. cease to hold the majority of the voting rights in TRX and/or WTT UK Limited. In this clause, “control” means the ability to direct the affairs of another whether by way of contract, ownership of shares or otherwise; or

9.2.6	In the event HR determines that ETRX has committed or permitted persistent breaches of the SLA which, when taken together, amount to a material breach, HR shall give ETRX written notice of such determination. In the event ETRX reasonably and in good faith agrees to such determination, HR may terminate this Agreement within thirty (30) days of such good faith agreement, which will not be unreasonably delayed (if given). In the event ETRX reasonably and in good faith disagrees with such determination it will promptly notify HR of that fact, and the parties shall then attempt to resolve such dispute through the Dispute Resolution Procedure in no longer than a 30 day time period from ETRX’s notification.

9.3	If there is any material change, as determined by either party; (1) in any laws, ordinances, orders, rules or regulations governing the way the parties may operate; (2) in travel industry conditions, including but not limited to, airfares (e.g., net fares or net/net fare arrangements) or compensation to HR, by action of any industry vendor, governing body or client; or (3) in technology including but not limited to computer reservation systems or the internet; which material change has the effect of materially increasing or decreasing the cost of doing business; then, either party shall have the right to provide written notice to the other party of such change and both parties agree to renegotiate in good faith the financial and/or service terms of this Agreement. If the parties are unsuccessful in renegotiating mutually satisfactory terms within 30 days of such material change, and the Dispute Resolution Procedure has been applied, then either party shall have the right (but not the obligation) to terminate this Agreement at any time thereafter upon at least sixty (60) days’ advance written notice. Following such termination, the parties shall co-operate fully to ensure that termination assistance and run-off services are provided to HR at a cost and for a period which is reasonable in the light of the material change in circumstances in accordance with Clauses 9.6 and/or 9.7 as the case may be.

9.4	Both parties shall have an obligation to take such steps as may be reasonably necessary to minimize damages to the parties on termination, including, but not limited to, minimising all contractual obligations that but for the existence of this Agreement, neither party would have entered into.

9.5	Subject always to Clauses, 8.3, 9.6 and 9.7, and without prejudice to each party’s accrued rights and obligations, upon termination of this Agreement for any reason, the parties’ further obligations hereunder will immediately cease.

9.6	In the event of termination of this Agreement by ETRX, ETRX will work together with HR or a designated third party to identify the information, materials and resources HR is entitled to receive and to develop an overall plan for run-off of the Services and transitioning such items to HR in accordance with the following provisions (collectively, “Termination Assistance”). The terms of this Agreement as they relate to Termination Assistance shall remain in effect until ETRX has completed its Termination Assistance. ETRX will provide the Termination Assistance, described in this Clause 9.6 for a period of no less than * per HR’s written request, except as provided in this Clause. ETRX’s obligation to provide Termination Assistance will be conditioned upon HR paying to ETRX all outstanding invoices prior to the commencement of any Termination Assistance and will be conditioned upon HR continuing to pay when due any and all fees due hereunder during the Termination Assistance period. HR shall pay ETRX standard hourly rates and reasonable expenses for any Termination Assistance provided by ETRX. This fee is in addition to any other payments required under this Agreement. Notwithstanding the termination or expiration of this Agreement, the terms and conditions of this Agreement will apply to all services provided by ETRX during such period. If HR requests Termination Assistance beyond the available capacity of the ETRX on-site staff, such request will be treated as a request for additional services and HR will pay the agreed upon charge for such additional services. The provision of this Clause will survive the expiration or termination of this Agreement for any reason.

9.7

During the Term, HR and ETRX will jointly develop a plan (the “Transition Plan”) that will address the orderly transition and migration to HR (or a designated third party) from ETRX all of the Services then being performed or managed by ETRX under this Agreement upon expiration of this Agreement or termination of this Agreement by HR (“Termination Transition”). The Transition Plan will set forth the tasks to be

* CONFIDENTIAL TREATMENT REQUESTED

performed by HR and ETRX, the time for completing such tasks and the criteria for declaring the transition “completed”. The parties and their employees and agents will co-operate in good faith to execute the plan and each party agrees to perform those tasks assigned to it in the Transition Plan. The parties will work together in good faith to direct the execution of the Transition Plan. The terms of this Agreement as they relate to the Termination Transition shall remain in effect until the parties have completed the Termination Transition. The Transition Plan will include the following tasks and such other tasks as may be agreed upon by HR and ETRX:

9.7.1	Subject to Clauses 3 and 11, providing HR access to necessary data files and programs, certain non-proprietary operational procedures and data and documentation in ETRX’s possession related to the Services;

9.7.2	Each party returning to the other all of that other party’s confidential and proprietary information and other property in the first-mentioned party’s possession, except for one copy which it may retain, subject to its confidentiality obligations, for internal record keeping purposes and for compliance with applicable professional standards; and

9.7.3	Returning all HR data and documentation. ETRX will deliver to HR all HR data (including Customer Data) in a format application for use by HR and will seek to minimise the amount of manual data entry or re-keying necessary in connection with the transfer of such data to HR. If HR requires a format which, in the reasonable good faith opinion of ETRX, is more costly and/or complex than other reasonably acceptable and commercially available alternative formats, ETRX may charge HR and HR will pay the costs directly arising from the use of such format.

9.8	Such provisions of this Agreement as are required to survive its termination or expiry in order to give full force and effect to the rights and obligations of the parties hereunder shall be deemed to so survive.

9.9	Termination of this Agreement does not constitute either party’s exclusive remedy for breach or non-performance by the other party and each party is entitled to seek all other available remedies, both legal and equitable, including injunctive relief.

9.10	As soon as reasonably practicable after the Effective Date, ETRX shall procure that the source code for the Software is placed and maintained in escrow with a reputable escrow agent during the Term, and HR shall (at it’s own cost) be entitled to subscribe to the said escrow arrangements on mutually agreed upon terms. The parties shall endeavour in good faith to negotiate with the escrow agent to obtain an escrow arrangement where fees will be generally in the amount of $1900 for the set up of the escrow and $1350 for the annual fee.

10.	NON-SOLICITATION

10.1	During the Term, and except as provided in the Purchase and Termination Agreement of even date to which ETRX and HR are both parties, neither party shall employ, solicit or make any offers to employ any employees used by the other in connection with the performance of the Services, without the prior written consent of the other, which consent shall not be unreasonably withheld. The non-breaching party shall be entitled, in addition to any other remedies it may have at law or in equity, to a payment from the party in breach of this Clause in an amount equal to three months’ salary of any employee that party employs, solicits or offers to employ in breach of this Clause.

11.	CONFIDENTIALITY

11.1	During the course of this Agreement a party (the “Receiving Party”) may come into possession of technology, computer software, documentation, trade secrets, products, copyrights or other confidential and proprietary information (“Confidential Information”) of the other (the “Disclosing Party”).

11.2	The Receiving Party:

11.2.1	may not use Confidential Information for a purpose other than the performance of its obligations under this Agreement;

11.2.2	may not disclose Confidential Information to a person except with the prior written consent of the Disclosing Party or in accordance with Clauses 11.3 and 11.4; and

11.2.3	shall make commercially reasonable efforts to prevent the use or disclosure of Confidential Information.

11.3	The Receiving Party may disclose Confidential Information to any of its Group members, directors, other officers, employees and sub-contractors (a “Recipient”) to the extent that disclosure is desirable for the purposes of this Agreement.

11.4	The Receiving Party shall ensure that a Recipient is made aware of and complies with the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement. The Receiving Party shall be liable for any and all acts or omissions of its Recipient which violate the Receiving Party’s obligations of confidentiality hereunder.

11.5	Clauses 11.2 to 11.4 do not apply to Confidential Information which:

11.5.1	is at the date of this Agreement, or at any time after that date becomes, publicly known other than by the Receiving Party’s or Recipient’s breach of this Agreement;

11.5.2	can be shown by the Receiving Party to the Disclosing Party’s reasonable satisfaction to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party;

11.5.3	was developed by the Receiving Party or another member of its Group independently from and without reference to the Confidential Information of the Disclosing Party or any member(s) of its Group; or

11.5.4	is required to be disclosed by law or any regulatory authority.

11.6	The Receiving Party’s obligation with respect to the Confidential Information of the Disclosing Party shall survive the termination or expiry of this Agreement, and Clause 6.2 shall not apply to breaches of this Clause 11.

12.	NON-COMPETITION

12.1	During the Term, HR covenants for itself and its Group members that in providing travel management services to Customers, it will use its best commercial endeavours to use the Software via the Service Bureau(x) to the exclusion of materially competing software products, provided always that HR shall not be, nor shall it be deemed to be, in breach of this Clause 12.1, and HR and its Group members shall be free to use and sell their own and/or any third party software products and services (“Non-ETRX Products”), in either case, when providing such travel management services:

12.1.1	where an existing or prospective client of HR or any HR Group member specifically requests in writing that one or more Non-ETRX Products be used for the servicing of some or all of its account, provided always that such a request shall relieve HR of its obligations hereunder only in respect of the client in question; or

12.1.2	by using and/or permitting the use of Non-ETRX Products which on the date of implementation are of a higher quality or a lower price or better functionality or performance than their ETRX equivalent(s); or

12.1.3	when carrying on, alone or jointly, directly or indirectly, any business which it carried on at February 18, 2000 or at any time in the twelve months preceding February 18, 2000; or

12.1.4	when holding less than ten per cent of any class of shares or debentures of any company listed on any recognised stock exchange which competes directly or indirectly with the business of ETRX or TRX; or

12.1.5	when Clauses 2.5, 5.6, 6.5 or 7.3 of the Development Agreement have been applied (to the extent that any of them have been has been applied).

12.2

HR covenants for itself and its Group members that if during the Term it or its Group members purchases any entity which: (a) owns Non-ETRX Products and those Non- ETRX Products would be regarded by an independent and objective third party with detailed knowledge of the corporate travel industry as being materially competitive with the Software (“Competitive Products”); and/or (b) uses Non-ETRX Products, then, for the remainder of the Term (but subject always to Clauses 12.1.1 and 12.1.2) that entity will only use such Competitive Products and/or Non-ETRX Products (as the case may be) to continue to service clients who were using them as at the date of the purchase or who, at that date, had agreed with that entity to commence use/implementation of them. Clause 12.1 will apply to all new clients of that entity after the date of the purchase. Notwithstanding the foregoing, the parties acknowledge and agree that in the event HR or its Group members purchase an entity which is contractually obligated to a third party to achieve a specific volume of transactions and/or level of revenues and/or use Competitive Products and/or Non-ETRX Products, such entity shall be entitled to continue to honor such commitment for the term of such contract as such term exists on the date of the purchase of such entity; provided, however that HR covenants that such entity and/or HR and/or its Group members shall not renew any such contractual volume commitment(s) unless such third party is contractually and unilaterally entitled to do so.

12.3	ETRX agrees on its own behalf and on behalf of the other TRX Group members that, during the Term, they shall not directly sell or license Services or directly license Software to any of HR’s Customers and any of HR Group member’s Customers without the prior written consent of HR; provided, however, that this Clause 12.3 shall not apply to the extent that that the provisions of Clauses 12.1 and 12.2 are no longer in effect with respect to such Customer or with respect to the particular Service or Software ETRX desires to sell or license.

12.4	For the avoidance of doubt, and notwithstanding any other provision(s) of this Agreement:

12.4.1	the provisions of this Clause 12 shall cease to apply upon the earlier of: (i) the earlier of the date upon which negotiations pursuant to Clause 8.1 cease in accordance with the provisions of that Clause and no extension has been agreed, and the date upon which the parties mutually agree that there will be no extension of this Agreement; or (ii) on the expiry or termination of this Agreement however arising, and shall not survive any such expiry or termination; and

12.4.2	HR’s obligations under this Clause 12 apply only to the Software as utilised in the Service Bureau(x), and do not apply to any other products or services of ETRX or any other member(s) of the TRX Group including the data consolidation and aggregation services of TRX’s TRX Data Services division.

13.	JOINT OVERSIGHT COMMITTEE

13.1	JOC Procedures. The following representatives will comprise a joint oversight committee (the “JOC”) which will meet at least quarterly. The functions of such committee, among other things, will be to carry out its obligations as expressed throughout this Agreement, to provide Product and Services direction, review and analyze changes in the market, prioritize resources to improve performance of the parties’ obligations hereunder, review and analyze the performance of the parties, and to review recommendations and suggestions to enhance the performance of the Services.

ETRX Designees(2):	Shane Hammond	Peter Grover

HR Designees (2):	Derek Caddie	Nigel Meyer

13.2	If a JOC Member resigns or leaves its employer or for any other reason ceases to be a JOC Member, the party with a vacancy will promptly appoint a replacement.

13.3	JOC Procedures. All actions of the JOC will be subject to the following process. An equal number of appointed representatives from each party must be in attendance for the JOC to conduct a meeting.

13.3.1	Each party hereby appoints the following individual as its Management Representative for purposes of this Agreement:

ETRX: Trip Davis

HR: Bill Brindle

13.3.2	Thirty (30) days prior to replacing its Management Representative, HR or ETRX, as the case may be, shall notify the other in writing identifying its proposed replacement.

13.4	Report Contents. ETRX will prepare (i) a listing of key Service activities, and (ii) definitions of measurements of qualitative and quantitative service performance levels for each such key Service activity including as detailed in the SLA (“Service Performance Levels”), and will submit such listings and definitions to the JOC for approval. The Service Performance Levels will be used to measure HR’s and ETRX’s performance of their responsibilities under this Agreement.

13.5	Service Performance Reports. ETRX will deliver to the JOC for each calendar quarter (within thirty (30) days of the end of such quarter), commencing with the calendar quarter beginning January 1, 2004, service performance reports (“Service Performance Reports”) that identify, for each JOC approved key Service activity, the Service Performance Level for that activity. The JOC will review the parties’ performance during the relevant time period (including but not limited to the information, contained in the Service Performance Reports), and will provide feedback to both ETRX and HR regarding the performance of their respective responsibilities under this Agreement. The JOC will also periodically review the definitions and measurements used in the Service Performance Reports and revise them as necessary to reflect the most appropriate measures of ETRX and HR performance.

14.	GOVERNING LAW AND DISPUTE RESOLUTION

14.1	This Agreement is governed by and shall be construed in accordance with English law.

14.2	Initial Procedures. The parties shall make all reasonable efforts to resolve all disputes without resorting to litigation. If a dispute arises between the parties, the Managing Director of ETRX and the Program Director of HR will attempt to reach an amicable resolution. If either of them reasonably determines that an amicable resolution cannot be reached, they shall submit such dispute in writing (a “Dispute Notice”) to the CEO of TRX Inc and the Business Technology Director of HR (the “Management Representatives”), who shall use their best efforts to resolve it or to negotiate an appropriate modification or amendment.

14.3	Escalation. Except as otherwise provided in this Agreement (including Clause 9.2.6), neither party shall be permitted to bring proceedings against the other (save for injunctive relief) until the earlier of (i) the date the Management Representatives conclude in good faith that an amicable resolution of the dispute through continued negotiation is unlikely, or (ii) sixty days from the date of submission of a Dispute Notice by either party.

14.4	The courts of England and Wales have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England and Wales.

14.5	Each party irrevocably waives any objection which it might at any time have to the courts of England and Wales being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England and Wales are not a convenient or appropriate forum.

15.	GENERAL

15.1	This Agreement, including the Schedules hereof and the Exhibits attached hereto, as well as the Development Agreement represents the entire understanding and agreement between the parties relating to the subject matter, and supersedes any and all previous discussions and communications. No employee or agent of ETRX nor any distributor is authorized to make any additional representations or warranties related to the services provided hereunder or the Software. Any subsequent amendments and/or additions hereto are effective only if in writing and signed by both parties.

15.2	All media releases, public announcements and public disclosures by either party relating to this Agreement, but not including any disclosure required by legal, accounting or regulatory requirements, shall be approved by both parties prior to such release.

15.3	Neither party may assign, delegate or sub-contract its rights or obligations under this Agreement without the prior written consent of the other, save that a party shall not unreasonably withhold its consent to the assignment, delegation or sub-contracting by the other of its rights and/or obligations to a parent company or majority-owned subsidiary of that party, provided that: (a) it is satisfied that such parent/subsidiary has the financial and other resources in order properly to perform that party’s obligations hereunder; and (b) the party so assigning, delegating or sub-contracting remains primarily liable to the other party for the proper performance of the first-mentioned party’s obligations under this Agreement. Subject to the foregoing limitation on assignment, this Agreement is binding upon and inures to the benefit of the successors and assigns of the respective parties hereto.

15.4	ETRX acknowledges that HR is entering into this agreement on its own behalf and also on behalf of and for the benefit of the HR Group, and HR and the HR Group shall accordingly: (a) have the benefit of and shall be entitled to enforce all rights granted to HR under this Agreement; and (b) be invoiced directly by ETRX (or such other ETRX- nominated entity as HR may approve in writing, such approval not to be unreasonably withheld) for all Services and other products and services provided to them hereunder.

15.5	The failure of either party at any time to require performance by the other party of any provision hereof is not to affect in any way the full rights of such party to require such performance at any time thereafter, nor is the waiver by either party of a breach of any provision hereof to be taken or held to be a waiver of the provision itself or any future breach. All waivers must be given in writing by the waiving party to be effective.

15.6	The parties hereto are independent contractors, and nothing in this Agreement is to be construed to create a partnership, joint venture, or agency relationship between ETRX and HR.

15.7	If any provision of this Agreement is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement which shall remain in force.

15.7.1

16.	COUNTERPARTS

16.1	This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement.

17.	NOTICES

17.1	Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in this clause and may be:

17.1.1	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

17.1.2	sent to the relevant address by prepaid registered mail with advance telefax, in which case it shall be deemed to have been given 2 business days after the date of posting (business days meaning any day on which commercial banks in London are fully open for business).

17.2	The addresses and other details of the parties referred to in this clause are, subject to notification of change, as below:

Name:	Hogg Robinson

For the attention of:	The Company Secretary

Address:	Global House, Victoria Street, Basingstoke, Hampshire, RG21 3BT

Fax number:	01256 325229

Name:	e-TRX Limited

For the attention of:	Managing Director

Address:	Sutherland House Russell Way Crawley West Sussex RH 10 1UH

with a copy to:

Name:	TRX, Inc. (on behalf of any and all of the TRX Party)

For the attention of:	President with a copy to Ralph Manaker (General Counsel and Executive VP)

Address:	6 West Druid Hills Drive Atlanta, Georgia 30329 U.S.A.

Fax number:	001 404 814 2967

Either party may change its address for the purpose of this Clause by giving the other party written notice of its new address in the manner set forth above.

23

e-TRX Limited		Hogg Robinson plc

Signed:	/s/ Ralph Manaker	Signed:

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties hereto have made and entered into this Agreement.

e-TRX Limited	Hogg Robinson plc

Signed:	Signed:	/s/ Hogg Robinson plc

SCHEDULE 1

SOFTWARE AND SERVICES

The Software to be used for the provision of the Services is a follows:

CoRRe, EnCoRRe and CORREX

ResAssist and ResX

ProfileSync and Profiler

any New Products or Modifications which HR elects to take pursuant to Clause 2.6 at the price (if any) for them as set forth in this Agreement.

SCHEDULE 2

CHARGES

CORRE/ENCORRE/CORREX SERVICES:	* /Transaction For routine/test writing a charge of * per man-day will be charged for work requested by HR and agreed in writing beforehand.

RESASSIST/RESX INCLUDING PROFILES:	* /Transaction processed via Resassist or RESX.

RESASSIST and RESX also include local profile management functionality which allows a user to enter and maintain their profile details. This functionality is limited to the input of individual profiles and is distinct from the functionality provided by PROFILESYNC/PROFILER which provide the ability to “push” these profile details into the chosen GDS(s) and to provide bulk feeds of many profiles for, for instance, a large corporate customer. This PROFILESYNC/PROFILER functionality is not included in the RESASSIST/RESX price.

PROFILESYNC.COM/RESX PROFILER:

    *     per push on the basis that     *     or more pushes per calendar year are achieved. If less than that number is achieved in a calendar year then, having made an equitable allowance for any Service failings during that year which have directly contributed to the shortfall (which allowance shall be mutually agreed by the parties acting reasonably and in good faith), HR will pay to ETRX the difference between the total of the transaction fees paid in that year for that part of the Service (ie the actual number of pushes multiplied by     *    ) and the sum of     *    . Any disputes relating to these payments will be resolved via the Dispute Resolution Procedure.

* CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3

SERVICE LEVEL AGREEMENT

1.	General

1.1	The support department is staffed between the * , Monday through Friday excluding English Bank Holidays. In addition, after hours support for ResAssist and ResX will be provided from the TRX Dallas facility * .

1.2	The Service Bureau(x) and all related data centres are monitored 24 hours per day, seven days per week.

1.3	Other than as set forth in 1.1 above, after-hours, weekends, and during holidays, emergency support is provided via pager.

2.	Points of Contact and Escalation

2.1	HR’s Representatives

2.1.1	HR will designate representatives to attend training and, upon certification, provide first and second-level support to HR customers and end users.

2.1.2	HR’s representatives will be provided access to internet-based software for error or defect reporting. ETRX will provide real-time access to HR’s defect list.

2.2	Customer Support Department

2.2.1	ETRX staffs a support department whose analysts will assist certified HR representatives with questions and issues relating to site administration or functionality.

2.2.2	The customer support department will provide notice of any major service outages via email or telephone as soon as possible and, in any event, * of ETRX or another TRX group member becoming aware of the outage, provide release notes for new versions of the Software, and provide available workarounds for defects.

2.2.3	The customer support department will provide notice of scheduled downtime to HR as far as possible and, in any event, not less than three business days in advance. In this regard, ETRX agrees to use all reasonable commercial endeavours to ensure that all scheduled downtime and related Service disruption is kept to a minimum; and that all such downtime is carried out outside HR Group peak hours for Service usage.

2.2.4

A  customer support analyst will travel to a location to assist with Service performance issues if the HR’s certified administrators have worked directly with the support department and all remote troubleshooting techniques have been

* CONFIDENTIAL TREATMENT REQUESTED

exhausted. HR is responsible for all pre-approved travel-related expenses, but otherwise such assistance is provided free of charge, except where ETRX can reasonably demonstrate that the visit was not necessary and was requested in error by HR, in which case ETRX will be entitled to charge at the rate of     *     per day (and HR will pay) for the actual time spent on the visit in question by the ETRX customer support analyst.

2.3	Client Services Representative

2.3.1	ETRX will designate one contact to assist HR in sales, marketing, distribution and adoption of the Services.

2.3.2	This contact will keep HR informed of enhancements and new features expected in upcoming releases of the Services during each development cycle.

2.4	Support Manager

2.4.1	HR will contact the ETRX Support Manager for any administrative or functionality issues that are not resolved through standard support contact.

2.5	Development Director

2.5.1	The Director of Service Development assigns custom programming requests, updates the customer support department on the status of error correction and feature releases.

2.6	Vice President

2.6.1	This is the TRX contact for the final resolution of unresolved support issues.

3.	Error Definition and Response Times

3.1	Severity Level One

3.1.1	This error level is defined as a * .

3.1.2	Examples include a * .

3.1.3	ETRX will start work immediately and use its best effort to correct the problem remotely within * . The support department will continue to update HR until the problem is resolved.

3.2	Severity Level Two

3.2.1	This error level is defined as a * .

3.2.2	Examples include an error in an * .

* CONFIDENTIAL TREATMENT REQUESTED

3.2.3	ETRX will use reasonable efforts to rectify this type of error * and, in any event, within * .

3.3	Severity Level Three

3.3.1	This error level is defined as a * .

3.3.2	Examples include errors in a * .

3.3.3	ETRX will rectify this type of problem in the * .

3.4	Severity Level Four

3.4.1	This error level is defined as an * .

3.4.2	Examples include errors that * .

3.4.3	ETRX will use all reasonable endeavours to include error correction in * .

3.5	Transaction Processing

3.5.1	Response time will vary based upon Internet connectivity, individual computer speed, and GDS response time.

3.5.2	The Services maintain a minimum * uptime, excluding scheduled maintenance implemented in accordance with 2.2.3 above.

* CONFIDENTIAL TREATMENT REQUESTED

TRX INC GUARANTEE

In consideration of HR entering into the above Amended and Restated Service Bureau Software Services Agreement, TRX, Inc. hereby irrevocably and unconditionally guarantees and agrees to: (a) perform and discharge and/or procure the performance and discharge in full and when due of all liabilities and obligations of ETRX arising under or pursuant to the above agreement; and (b) procure the grant of, or grant, in full and when due all rights and licences to be granted or procured by ETRX under or pursuant to the above agreement.

TRX, Inc.

By:	/s/ Ralph Manaker
Name:	Ralph Manaker
Its:	Executive Vice President and General Counsel

Dated: 1st January 2004